RESTRICTED STOCK AWARD RESCISSION AGREEMENT

This Restricted Stock Award Rescission Agreement (this "Rescission Agreement") is entered into as of December 27, 2017 (the "Rescission Date"), by and between Tom Biscardi, Sr. (the "Executive") and Bigfoot Project Investments Inc., a Nevada corporation (the "Company"), (each, a "Party" and collectively, the "Parties").

RECITALS

WHEREAS, the Executive and the Company are parties to that certain Board Resolution granting restricted stock on August 28, 2017 (the "Grant Date") (the "Award Resolution"), a copy of which is attached as Exhibit A hereto;

WHEREAS, under the Award Resolution, the Executive was granted twenty million (20,000,000) shares of restricted stock (the "Award"), of the Company;

WHEREAS, under the terms of the Award Resolution the Award may be considered fully vested upon the Grant Date (the "Vesting Date");

WHEREAS, as of the Grant Date, it was the intent of the Parties that the Executive would not incur any immediate federal income tax liability with respect to the Award;

WHEREAS, subsequent to the Grant Date, the Parties discovered that under the Internal Revenue Code of 1986, as amended, the full value of the Award may be currently includible in the Executive's gross income for federal income tax purposes for tax year 2017;

WHEREAS, given the Parties' intent that the Award would not be subject to federal income tax, each Party has determined that it is in the best interest of the Parties to rescind the Award *ab initio* in accordance with Revenue Ruling 80-58, 1980-1 C.B. 181, and to revoke the terms and conditions set forth in the Award Resolution; and

WHEREAS, no consideration has been paid or promised to either Party in order to induce assent to the rescission of the Award.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

1. **Rescission of the Award**. The Award is hereby unconditionally and irrevocably rescinded *ab initio*, and is neither valid nor effective in any manner whatsoever. Each Party hereby acknowledges that he or it has been restored to the position such Party was in immediately before the Award was granted and the Award Resolution was executed. In connection with the rescission of the Award, the Parties agree as follows:

    a. The Parties hereto individually and jointly agree that all terms, conditions, covenants, representations and warranties in the Award Resolution are null and void *ab initio* and of no further force or effect.

b. The Parties agree that any and all assets, property, securities or items of value that may have been assigned or transferred pursuant to the terms of the Award are hereby transferred and re-conveyed to the respective Party that assigned and/or transferred such items under the terms of the Award.

c. The Parties shall treat the Award and Award Resolution as rescinded for all purposes and shall take no action inconsistent with such treatment.

d. This Rescission Agreement and the rescission of the Award are binding upon each of the Parties and their respective legal representatives, successors and assigns and shall become effective automatically without further act on the part of any Party upon execution of this Rescission Agreement.

e. The Parties acknowledge and agree that no consideration has been paid or promised to any Party to enter into this Rescission Agreement. It is intended that the rescission of the Award meet the requirements of Revenue Ruling 80-58, 1980-1 C.B. 181 and that this Rescission Agreement shall be construed and interpreted in accordance with such intent.

2. **Mutual Release of Liabilities Related to the Award**. Effective as of the Rescission Date, each Party, for itself and each of its respective successors and assigns, hereby fully and unconditionally releases and forever discharges the other Party, and their successors and assigns, of and from any and all actions, causes of action, suits, debts, obligations, claims, liabilities, and demands whatsoever that such Party has or may have in connection with or under the terms of the Award and the Award Resolution. Each Party hereby covenants to the other Party that with respect to any claim or obligation released by this Rescission Agreement, it will not directly or indirectly encourage, solicit, or voluntarily assist or participate in any way in the filing, reporting, or prosecution by itself or any third party of a suit, arbitration, mediation, or claim (including a third-party or derivative claim) against the other Party relating to any such released claim or obligation.

3. **Miscellaneous**. This Rescission Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Rescission Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature. This Rescission Agreement constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties. If any provision of this Rescission Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Rescission Agreement will remain in full force and effect. Any provision of this Rescission Agreement held invalid or unenforceable

only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Rescission Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Parties hereto have executed this Rescission as of the date first above written.

EXECUTIVE

By: Tom Biscardi, Sr.
Its: Chief Executive Officer

BIGFOOT PROJECT INVESTMENTS INC.

By: Sara Reynolds
Its: Chief Financial Officer